Exhibit 99.28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No.155 and Amendment No.156 to the Registration Statement on Form N-1A of Investment Managers Series Trust III regarding the Prospectus and Statement of Additional Information for the FPA Queens Road Value ETF and to the use of our report dated July 30, 2026 on the financial statements and financial highlights of the FPA Queens Road Value Fund (the Predecessor Fund of FPA Queens Road Value ETF), series of shares of Investment Managers Series Trust III, appearing in Form N-CSR for the year ended May 31, 2026, which are also incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

September 28, 2026